Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-206060

$700,000,000

4.000% First and Refunding Mortgage Bonds,

Series 2017A, Due 2047

SUMMARY OF TERMS

Security:	4.000% First and Refunding Mortgage Bonds, Series 2017A, Due 2047 (the “Series 2017A Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$700,000,000

Ratings of Securities*:	Aa3 (stable) / A (stable) / A+ (stable)

Trade Date:	March 21, 2017

Settlement Date:	March 24, 2017 (T + 3)

Maturity:	April 1, 2047

Benchmark US Treasury:	2.875% due November 15, 2046

Benchmark US Treasury Price:	96-16+

Benchmark US Treasury Yield:	3.054%

Spread to Benchmark US Treasury:	T + 95 bps

Reoffer Yield:	4.004%

Coupon:	4.000%

Coupon Payment Dates:	April 1 and October 1

First Coupon Payment Date:	October 1, 2017

Public Offering Price:	99.930%

Optional Redemption:

Callable at any time prior to October 1, 2046, in whole or in part, at a “make whole” premium of 15 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after October 1, 2046, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400GG2 / US842400GG23

Joint Book-running Managers:

J.P. Morgan Securities LLC (“J.P. Morgan”)

Mizuho Securities USA Inc. (“Mizuho”)

SunTrust Robinson Humphrey, Inc. (“SunTrust”)

U.S. Bancorp Investments, Inc. (“US Bancorp”)

BNY Mellon Capital Markets, LLC

TD Securities (USA) LLC

Co-managers:	Apto Partners, LLC Guzman & Company Telsey Advisory Group LLC The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, J.P. Morgan, Mizuho, SunTrust or US Bancorp can arrange to send you the prospectus if you request it by calling J.P. Morgan at 212-834-4533, Mizuho at 866-271-7403, SunTrust at 1-800-685-4786 or US Bancorp at (877) 558-2607.